Exhibit 10.1


                               HEADS OF AGREEMENT
                 TransCyte(TM) Manufacture and Distribution - U.S.


     This Agreement is entered into effective as of August 6, 1998, by and between Advanced Tissue Sciences, Inc., a Delaware corporation ("ATS"), and Smith & Nephew plc, a company organized under the laws of the United Kingdom ("S&N"), on their own behalf and on behalf of their respective Affiliates (ATS Dermagraft, Inc., a California corporation, Smith & Nephew SNATS, Inc., a Delaware corporation and the Wound Management Division of Smith & Nephew, Inc., a Delaware corporation), with respect to the following facts:


                                    RECITALS

     1. ATS and S&N, through their Affiliates, have entered into certain agreements, dated as of April 29, 1996, as follows:

          a. Agreement of General Partnership of Dermagraft U.S., a Delaware general partnership (the "U.S. Partnership Agreement").

          b. Agreement of General Partnership of Dermagraft International, a Delaware general partnership (the "International Partnership Agreement").

          c.  U.S. License Agreement (the "U.S. License Agreement").

          d. International License Agreement (the "International License Agreement").

          e.  U.K. License Agreement (the "U.K. License Agreement").

          f.  DermEquip, L.L.C. Agreements.

For convenience of reference, the above-referenced agreements collectively shall be referred to as the "Dermagraft Agreements".

     2. Certain capitalized terms used in this Agreement are defined to have the meaning as specified on Exhibit A attached hereto and made a part hereof. Other capitalized terms used in this Agreement are defined in the Dermagraft Agreements.

     3. The Dermagraft Agreements involve the development, manufacture, marketing and sale of Dermagraft(R) for the treatment of diabetic foot ulcers.

     4. Through a Heads of Agreement dated as of January 14, 1998, ATS and S&N have expanded the scope of the Dermagraft Agreements to include, amongst other things, the ATS product known as Dermagraft-TC(R) for certain Wound Care Applications, but excluding burns (partial thickness and full thickness)

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heretofore manufactured and distributed in the United States by ATS for its own account.

     5. The parties intend this Agreement to be binding and enforceable on the parties in accordance with the terms of this Agreement. The parties understand and intend that amendments to or restatements of the Dermagraft Agreements or other agreements between ATS and S&N will be prepared subsequently for approval and signature by both parties and their Affiliates, in order to further implement the parties' agreements as set forth in this Agreement.

     WHEREFORE, the parties hereto mutually agree to the following principal terms and agreements:

     1.   Product Name.  Effective October 1, 1998, the name to be used for
          ------------
the product previously known as Dermagraft-TC will be changed to TransCyte(TM). Dermagraft U.S., the Delaware general partnership formed by ATS and S&N, shall have the right and license to use the trademark TransCyte in connection with the sale of products manufactured by ATS for the treatment of burns (partial thickness or full thickness) using ATS Technology.

     2.   Manufacture of TransCyte.
          ------------------------

          a. Effective October 1, 1998, and in accordance with forecasts and purchase orders which ATS shall receive from Dermagraft U.S. from time to time, ATS shall manufacture TransCyte for the treatment of burns (partial thickness and full thickness) using ATS Technology. TransCyte shall be manufactured, packaged and labeled by ATS in conformity with good manufacturing practices.

          b. From October 1, 1998 to December 31, 1999, ATS will sell reasonable amounts of TransCyte to Dermagraft U.S. for use as samples at ATS' standard cost for materials and labor plus 50%.

          c. All costs of manufacturing TransCyte for the U.S. burn market shall be charged to Dermagraft U.S. at fully burdened cost including period costs. From October 1, 1998 to December 31, 1999, for the purposes set forth in
Section 6 of the U.S. Partnership Agreement, ATS will be allocated 100% of all manufacturing costs in excess of the Retail List Price or Contract Price (as defined in 3(a) below) of TransCyte in the U.S. market less 40% and less samples sold to Dermagraft U.S. (the "Subsidized Manufacturing Costs") at the time of any "true-up" of the capital accounts of ATS and S&N under the U.S. Partnership Agreement.

          d. For illustrative purposes, the parties have attached hereto as Exhibit B an example of how the manufacturing costs would be allocated to ATS using certain hypothetical assumptions and the calculation formula set forth in this Section 2.

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     3.   Distribution of TransCyte.
          -------------------------

          a. Effective October 1, 1998, the Wound Management Division of Smith & Nephew, Inc. ("Wound Management Division") shall take over from ATS as the exclusive distributor of TransCyte in the United States. The Retail List Price at October 1, 1998 shall be $1,350 per cassette until and as agreed upon by the Executive Board of Dermagraft U.S. from time to time, provided that certain customers shall be charged the Contract Price shown on Exhibit C until the termination dates of their contracts. ATS will cooperate with the Wound Management Division in the transfer of sales, customer service and distribution responsibilities from ATS to the Wound Management Division.

          b. ATS will be responsible for the costs of its own sales and marketing personnel. If Dermagraft U.S. or the Wound Management Division requests ATS to retain any such personnel beyond October 1, 1998, Dermagraft U.S. or the Wound Management Division will be responsible for all costs associated with any such personnel after such date. Notwithstanding the foregoing, ATS will be responsible for any severance costs associated with such sales and marketing personnel unless Dermagraft U.S. or the Wound Management Division requests utilization of such personnel for any period after December 31, 1998 and the parties agree thereto in writing. ATS will be responsible for all claims related to product sales prior to October 1, 1998. Thereafter, the responsibilities of the parties and of Dermagraft U.S. for claims related to product sales shall be as set forth in the Dermagraft Agreements.

          c. All costs of selling and distributing TransCyte shall be charged to Dermagraft U.S. from October 1, 1998 to December 31, 1999. For the purposes set forth in Section 6 of the U.S. Partnership Agreement, ATS will be allocated all such distribution costs (the definition of which is to be agreed by the parties) in excess of 10% of U.S. sales of TransCyte (the "Subsidized Distribution Costs") at the time of any "true-up" of the capital accounts of ATS and S&N under the U.S. Partnership Agreement. Such distribution costs shall not include the distribution costs associated with samples of TransCyte which Dermagraft U.S. may purchase from ATS pursuant to Section 2.b.

     4.   Recovery of Subsidized Costs.  At any time subsequent to December
          ----------------------------
31, 1999 at the time of "true-up" of the partners capital accounts under the U.S. Partnership Agreement, ATS will be allocated the greater of (i) any net income from the TransCyte business in the U.S. or (ii) any gross profit in excess of 40% of net sales in the U.S. (gross profit defined as net sales less fully burdened manufacturing costs including period costs but excluding distribution costs) during the applicable period, if any, until such allocated net income or gross profit is equal to the cumulative Subsidized Manufacturing Costs and Subsidized Distribution Costs incurred by ATS from October 1, 1998 to December 31, 1999. In addition, at such time ATS will also be paid interest from the end of the calendar quarter in which the subsidized costs were incurred, compounded quarterly until paid. Interest shall be calculated by averaging the 3-month LIBOR rates and the 3-month U.S. Treasury Bill rates during the relevant time period.

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     5.   Clinical Trials.  ATS will be allocated all costs incurred from
          ---------------
October 1, 1998 to December 31, 1999 for clinical trials of TransCyte as required in conjunction with FDA premarket approval of TransCyte for the treatment of full and partial thickness burns net of any gross margin on product sold for use in such clinical trials. Dermagraft U.S. will be responsible for the cost of such clinical trials, if any, subsequent to December 31, 1999.

     6.   Other Revenues and Expenses.  Other than as set forth in this
          ---------------------------
Agreement, revenues and expenses connected with the manufacture and distribution of TransCyte in the U.S. market will be allocated, and the business of the U.S. Partnership will be managed, in accordance with the U.S. Partnership Agreement.

     7.   Sales Milestones.  Sales of TransCyte in the U.S. market will be
          ----------------
included in "Net Sales" for the purposes of calculating sales milestones under the Dermagraft Agreements.

     8.   Implementing Documents.  The parties will pursue good faith
          ----------------------
negotiations and analysis to enter into amendments to the existing Dermagraft Agreements, in order to implement and to carry out the purposes and intentions of this Agreement. In the meantime, any conflict or inconsistencies between the terms of this Agreement and the terms of the Dermagraft Agreements (or the Heads of Agreement between ATS and S&N dated as of January 14, 1998), shall be controlled by the terms of this Agreement.

     9.   Governing Law.  This Agreement shall be construed and enforced in
          -------------
accordance with the laws of the State of Delaware.

     10.  Arbitration.  Any disputes arising with respect to this Agreement
          -----------
shall be resolved through binding arbitration by a single, qualified arbitrator selected from a list of three candidates furnished by the President of the Health Industry Manufacturing Association ("HIMA"). If the President of HIMA is unwilling or unable to provide a list of candidates, the candidates shall be proposed by the American Arbitration Association ("AAA"), Chicago, Illinois, from its Complex Dispute Panel. The arbitration proceedings shall be conducted in accordance with such other rules or procedures as the arbitrator may specify. If the parties do not promptly select an arbitrator, the arbitrator shall be selected by AAA. The arbitration shall take place in Chicago, Illinois, U.S.A. Each party shall bear all of its own arbitration expenses, plus one-half of the arbitrator's fee.

                                      ADVANCED TISSUE SCIENCES, INC.

                                        By:  /s/ Arthur J. Benvenuto
                                            -------------------------------

                                      SMITH & NEPHEW plc

                                        By:  /s/ C. J. O'Donnell
                                            --------------------------------


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                                    EXHIBIT A
                                   Definitions

     "Affiliate" means (i) any entity directly or indirectly controlling, controlled by, or under common control with another entity, (ii) any person or entity owning or controlling 50% or more of the outstanding voting securities of an entity, or (iii) any officer, director or partner of an entity. "Control" means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

     "ATS Technology" means ATS patented technology and related technology, know-how, methods, procedures and licenses for developing and selling cell based and/or tissue engineered, three-dimensional tissues on biocompatible matrices, to the extent said technology is useful for the Subject Wound Care Applications. The patent rights from which the ATS Technology is derived are listed on Exhibit B attached to the U.S. License Agreement. The ATS Technology shall include all U.S. divisions, continuations, reissues and extensions which are derived from the patents and patent applications pertaining to the technology, patents and applications listed on said Exhibit B. The ATS Technology available for use pursuant to this Agreement is limited to the Subject Wound Care Applications as defined in the Heads of Agreement dated as of January 14, 1998.

     "Contract Price" shall have the meaning set forth in Section 3.a.

     "Dermagraft Agreements" means the agreements described in Recital A above.

     "Dermagraft-TC(R)" means the ATS human fibroblast-derived temporary skin substitute product which is formulated through the ATS Technology.

     "LIBOR" means the London Interbank Offering Rate.

     "Retail List Price" shall have the meaning set forth in Section 3.a.

     "Subsidized Distribution Costs" shall have the meaning set forth in Section 3.c.

     "Subsidized Manufacturing Costs" shall have the meaning set forth in
Section 2.c.

     "TransCyte(TM)" means the product previously known as "Dermagraft-TC" and the trademark under which Dermagraft-TC will be sold in the U.S. market after October 1, 1998.

     "Wound Care Applications" means applications of the ATS Technology (e.g., Dermagraft, Dermagraft-TC and TransCyte) for the medical care and treatment of skin tissue wounds on humans. Without limiting the generality of the foregoing, Wound Care Applications includes diabetic ulcers, pressure ulcers, venous ulcers, burns (partial thickness and full thickness), cosmetic surgery for skin tissue defects or post-surgical or post-trauma skin tissue rehabilitation (but not cosmetic surgery for the enhancement of normal skin tissue (e.g., chemical peels and laser resurfacing)) and ostomy applications.